Exhibit 4.1

NEITHER THIS SECURED PROMISSORY NOTE (THIS “NOTE”), NOR THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF, HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS, AND HAVE BEEN ISSUED AND SOLD IN RELIANCE UPON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH LAWS, INCLUDING, WITHOUT LIMITATION, THE EXEMPTION CONTAINED IN SECTION 4(2) OF THE SECURITIES ACT. NEITHER THIS NOTE NOR SUCH SECURITIES MAY BE SOLD OR TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT HAS BECOME AND IS THEN EFFECTIVE WITH RESPECT TO SUCH SECURITIES, (2) THIS NOTE OR SUCH SECURITIES, AS APPLICABLE, IS TRANSFERRED PURSUANT TO RULE 144 PROMULGATED UNDER THE SECURITIES ACT (OR ANY SUCCESSOR RULE) OR (3) THE COMPANY (AS HEREINAFTER DEFINED) HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT, TO THE EFFECT THAT THE PROPOSED SALE OR TRANSFER OF THIS NOTE OR SUCH SECURITIES IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND ALL OTHER APPLICABLE FEDERAL OR STATE SECURITIES LAWS.

18.0% Senior Secured Convertible Promissory Note

of

SANUWAVE Health, Inc.

_________, 20__	Alpharetta, Georgia

SANUWAVE Health, Inc., a Nevada corporation (the “Company”), for value received, hereby promises unconditionally to pay to the order of _________________, or such person’s assigns (collectively, the “Holder”), at the address set forth in Section 14 hereof, in lawful money of the United States of America (“Dollars” or “$”) and in immediately available funds, the principal amount of _________________ ($____________) on or prior to ___________ [SIX MONTHS FROM DATE OF ISSUANCE] (the “Principal”), in full, on the Maturity Date (as defined below), and unpaid Interest (as defined below) in arrears on each Interest Payment Date. This Note is convertible into shares of common stock of the Company (“Company Common Stock”) and other securities of the Company as provided herein.

This Note is one of a series of notes (the “Notes”) designated “18.0% Senior Secured Convertible Promissory Notes in an aggregate principal amount not to exceed Two Million Dollars ($2,000,000).

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees:

1.             Certain Definitions. For the purposes of this Note:

“Affiliate(s)” means, with respect to any given Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Agent” means the agent for the Holders of the Notes defined in the Collateral Agent Agreement.

“Business Day” means any day that is not a Saturday, Sunday or a legal holiday in the State of New York.

“Change in Control” means the occurrence of the following: any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) other than the Company, any Subsidiary of the Company (for purposes of this Note, the term “subsidiary” shall include all direct and indirect subsidiaries), or any employee benefit plan of the Company or any subsidiary of the Company, becomes the beneficial owner of greater than 50% or more of the combined voting power of the then outstanding securities of the Company or any subsidiary of the Company entitled to vote generally in the election of directors.

“Collateral” means the following property:

(1)      Accounts Receivable. All accounts, chattel paper, contracts, contract rights, accounts receivable, tax refunds, notes receivable, documents, other choses in action and general intangibles, including, but not limited to, proceeds of inventory and returned goods and proceeds from the sale of goods and services, and all rights, liens, securities, guaranties, remedies and privileges related thereto, including the right of stoppage in transit and rights and property of any kind forming the subject matter of any of the foregoing; and

(2)      Deposit Accounts. All time, savings, demand, certificate of deposit or other accounts deposited with or payable by the Bank in the name of the Company or in which the Company has any right, title or interest, including but not limited to all sums now or at any time hereafter on deposit, and any renewals, extensions or replacements of and all other property which may from time to time be acquired directly or indirectly using the proceeds of any of the foregoing; and

(3)      Inventory and Equipment. All inventory and equipment of every type or description wherever located, including, but not limited to all raw materials, parts, containers, work in process, finished goods, goods in transit, wares, merchandise furniture, fixtures, hardware, machinery, tools, parts, supplies, automobiles, trucks, other intangible property of whatever kind and wherever located associated with the Company’s business, tools and goods returned for credit, repossessed, reclaimed or otherwise reacquired by the Company; and

(4)      Document of Title. All Documents of Title and other property from time to time received, receivable or otherwise distributed in respect of, exchange or substitution for or addition to any of the foregoing including, but not limited to, any Documents of Title; and

(5)      Other Property.

(a)      All other intangible property;

(b)     All securities;

(c)      All proceeds (including but not limited to insurance proceeds) and products of and accessions and annexations to any of the foregoing;

(d)      All assets of any type or description that may at any time be assigned or delivered to or come into possession of the Company for any purpose for the account of the Company or as to which the Company may have any right, title, interest or power, and property in the possession or custody of or in transit to anyone for the account of the Company, as well as all proceeds and products thereof and accessions and annexations thereto;

(e)      All know-how, information, permits, patents, copyrights, goodwill, trademarks, trade names, licenses and approvals held by the Company in its Subsidiaries and Affiliates;

(f)      All of the books, records and documents pertaining to any of the foregoing; and

(g)      The Pledged Collateral (as defined on Section 9(a)(ii) hereof.

“Collateral Agent Agreement” means the Collateral Agent Agreement, dated as of the Issue Date, among the Agent and the Holders.

“Company Transaction Documents” means the Notes, the Collateral Agent Agreement, and the Subscription Agreements, collectively.

“Conversion Date” shall mean, (i) in the event of any conversion of this Note pursuant to Section 2(d)(i)(A), the date of the consummation of the Qualified Financing, (ii) in the event of the conversion of this Note pursuant to Section 2(d)(i)(B), the date of the receipt of the entirety of such funds pursuant to the Qualified Technology License, and (iii) in the event of the conversion of this Note pursuant to Section 2(d)(i)(C), the date of the dispatch, prior to 5:00pm New York, New York local time of a notice of conversion pursuant to such section.

“Conversion Shares” means the shares of Company Common Stock and other securities of the Company issuable upon the conversion hereof.

“Delivery Due Date” shall have the meaning assigned thereto in Section 2(d)(iv).

“DTC” shall have the meaning assigned thereto in Section 2(d)(iv).

“DWAC” shall have the meaning assigned thereto in Section 2(d)(iv).

“Elective Conversion Price” shall mean $0.20 per share of Company Common Stock.

“Event of Default” shall have the meaning assigned to such term in Section 6.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Debt” shall mean the notes payable, related parties and capital lease payable as disclosed in the Company’s SEC Documents.

“Existing Lien” shall mean the lien in existence at the date hereof for the benefit of the Existing Debt.

“Family Member” means, with respect to any Person, any parent, spouse, child, brother, sister or any other relative with a relationship (by blood, marriage or adoption) not more remote than first cousin to such Person.

“FAST” shall have the meaning assigned thereto in Section 2(d)(iv).

“Financing Conversion Price” shall mean equal to the lower of (i) the per share purchase price of the Company Common Stock issued in the Qualified Financing, reduced by a discount of 20%, and (ii) $0.20 per share of Company Common Stock.

“Holders” means the Holders of the Notes including any assignee thereof or agent appointed thereby.“

Interest” shall have the meaning assigned to such term in Section 2(b).

“Issue Date” means ________, 20__.

“License Conversion Price” shall mean the lower of (i) the per share purchase price of the Company Common Stock issued pursuant to any Qualified Technology License, reduced by a discount of 20%, and (ii) $0.20 per share of Company Stock.

“Material Adverse Effect” shall have the meaning assigned to such term in Section 3(c).

“Maturity Date” means _____________ [SIX MONTHS FROM DATE OF ISSUANCE].

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint stock company, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeds” means all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the sale, exchange, assignment or other disposition of Collateral.

“Qualified Financing” shall mean a consummated private placement of Company Common Stock resulting in gross proceeds to the Company of not less than Four Million Dollars ($4,000,000) in the aggregate or the combination of a private placement of Company Common Stock and a consummation of a license of the Company’s technology and/or a royalty agreement for the Company’s technology in which the Company receives in total upfront cash payments of not less than Four Million Dollars ($4,000,000) in the aggregate.

“Qualified Technology License” shall mean the consummation of a license of the Company’s technology and/or a royalty agreement for the Company’s technology in which the Company receives an upfront cash payment of not less than Four Million Dollars ($4,000,000).

“Reserved Amount” shall have the meaning assigned thereto in Section 2(d)(vi).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” shall have the meaning assigned thereto in Section 3(a)(i).

“Secured Obligations” means the obligations of the Company under the Note, including (i) all Principal of, and Interest (including, without limitation, any Interest which accrues after the commencement of any case, proceeding or other actions relating to the bankruptcy, insolvency or reorganization of the Company and any other amounts owing hereunder) on, the Note, (ii) all other amounts payable by the Company under this Note (including expenses incurred in connection with the enforcement of the Note) and (iii) any renewals or extensions of any of the foregoing.

“Security Interest” means the security interest of the Holder (including the initial Holder of this Note) in the Collateral securing the Secured Obligations.

“Subscription Agreements” means the Subscription Agreements, each between one Holder and the Company.

“Subsidiaries” means, with respect to any specified Person, any other Person (1) whose board of directors or similar governing body, or a majority thereof, may presently by directly or indirectly elected or appointed by such specified Person, (2) whose management decisions and corporate actions are directly or indirectly subject to the present control of such specified Person, or (3) whose voting securities are more than 50% owned, directly or indirectly, by such specified Person.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of Georgia; provided, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the Security Interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Georgia, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

2.             Principal; Interest; Prepayment; Conversion.

(a)     Principal. Subject to Sections 2(c) and 2(d) hereof, the entire unpaid Principal shall be paid in Dollars on the Maturity Date. Promptly following the payment in full of this Note, including all accrued and unpaid Interest and any other amounts owing hereunder, the Holder shall surrender this Note to the Company for cancellation.

(b)     Interest. Subject to Sections 2(c) and 2(d) hereof, Interest on the Note (“Interest”), during the period from the Issue Date through the Maturity Date, shall accrue on the Principal of the Note at a rate equal to 18.0% per annum (“Initial Interest Rate”). Interest shall be computed on the basis of a 360-day year applied to actual days elapsed. Notwithstanding the foregoing or anything in this Note to the contrary, upon the occurrence, and during the continuation, of an Event of Default, the Initial Interest Rate shall be increased by 7.0% per annum to 25.0% per annum and shall be payable by the Company on demand. Interest shall be paid in arrears by the Company on the Maturity Date or upon the earlier prepayment of the Notes. The rate of interest payable under the Note from time to time shall in no event exceed the maximum rate, if any, permissible under applicable law. If the rate of interest payable under the Note is ever reduced as a result of the preceding sentence and at any time thereafter the maximum rate permitted by applicable law shall exceed the rate of interest provided hereunder, then the rate provided for hereunder shall be increased to the maximum rate permitted by applicable law for such period as required so that the total amount of interest received by the Holders is that which would have been received by the Holders but for the operation of the preceding sentence.

(c)     Prepayment. The Principal of the Notes may be prepaid by the Company, at any time, in whole or in part, without penalty or premium, upon 30 days prior written notice to the holders of the Notes.

(d)     Conversion.

(i)         (A)   Upon the consummation of a Qualified Financing, the Principal and Interest on this Note shall convert into (A) shares of Company Common Stock, the number of such shares to be equal to the amount obtained by dividing (i) the Principal and Interest on this Note to be converted, by (ii) the Financing Conversion Price, (B) a warrant to purchase the same number of shares of Company Common Stock as the number of shares of Company Common Stock as a Holder would have received had he/she invested in the Qualified Financing an amount equal to the Principal and Interest on this Note to be converted in the Qualified Financing; the terms of such warrant to be substantially similar to the terms of the warrant granted pursuant to the Qualified Financing, and (C) any other securities to be issued pursuant to the Qualified Financing in the same amounts and under the same terms the Holder would have received had he/she invested an amount equal to the Principal and Interest on this Note to be converted, in the Qualified Financing.

(B)     Upon the consummation of a Qualified Technology License, the Principal and Interest on this Note shall convert into shares of the Company's Common Stock, the number of such shares to be equal to the amount obtained by dividing (i) by the Principal and Interest on this Note to be converted, by (ii) the License Conversion Price.

(C)     Until the repayment in full of this Note, in the sole and absolute discretion of the Holder, the Principal and Interest on this Note shall be convertible at any time, and from time to time, into shares of Company Common Stock, the number of such shares to be equal to the amount obtained by dividing (i) the Principal and Interest on this Note to be converted, by (ii) the Elective Conversion Price, by submitting to the Company a notice of conversion, a form of which is attached hereto as Annex A (by facsimile or other reasonable means of communications, to the attention of the Chief Financial Officer).

(ii)     On each Conversion Date and in accordance with its notice of conversion, the Holder shall make the appropriate reduction to the Interest due and payable and then the Principal due and payable and on such date shall provide written notice thereof to the Company as well as a description of the derivation thereof. In the event of a conversion hereof, the Company shall issue instructions to the transfer agent accompanied by an opinion of counsel to the Company, if required, in accordance with the notice of conversion as soon as reasonably practicable thereafter. In the case of any conversion pursuant hereto, the Conversion Shares shall be deemed to have been issued upon the Conversion Date. The Holder shall be treated for all purposes as the holder of record of such Conversion Shares unless the Holder provides the Company written instructions to the contrary or as otherwise required by law.

(iii)     In the event that the Company shall be subject to the Exchange Act and shall have registered shares available, the shares of Company Common Stock into which this Note shall be converted in whole or in part shall not be restricted shares, as defined in Rule 144 under the Securities Act, and may be resold without regard to any holding period of quantity limitation.

(iv)     In the event that the Company is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer (“FAST”) program, upon request of the Holder and in lieu of delivering physical certificates representing the Company Common Stock issuable upon conversion, the Company shall use its best efforts to cause its transfer agent to electronically transmit the shares of Company Common Stock issuable upon conversion to the Holder by crediting the account of Holder’s prime broker with DTC through its Deposit Withdrawal Agent Commission (“DWAC”) system. Shares of Company Common Stock upon conversion will be delivered to the Holder if in physical form, or as directed if delivered by means of the DWAC system, within seven (7) Trading Days (as hereinafter defined) (“Delivery Due Date”) from the date the Notice of Conversion is received by the Company.

(v)     If the Company shall at any time from the Issue Date through the repayment of this Note in full or the earlier conversion in full hereof, by reclassification or otherwise, change the Company Common Stock into the same or a different number of securities of any class or classes, or effects a split or reverse split of the Company Common Stock, this Note, as to the unpaid Principal and Interest, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as a result of such change with respect to the Company Common Stock if the Holder held such Conversion Shares prior to such change. Whenever any event referenced in the first sentence of this subsection (v) shall become effective or be earlier approved by the Board of Directors of the Company, the Company shall promptly mail by registered or certified mail, return receipt requested, to the Holder of this Note notice of such adjustment or adjustments setting forth the number of shares of Company Common Stock (and other securities or property) issuable upon the conversion of this Note and the Conversion Price (and other securities or property) after such adjustment, setting forth a brief statement of the facts requiring such adjustment and setting forth the computation by which such adjustment was made. Such notice, in the absence of manifest error, shall be conclusive evidence of the correctness of such adjustment.

(vi)     The Company covenants that until the repayment in full of this Note or the earlier conversion in full hereof, the Company will reserve from its respective authorized and unissued common stock a sufficient number of shares, free of preemptive rights, to provide for the issuance of the Conversion Shares upon the full conversion of this Note. The Company is required to have authorized and reserved such number of shares of Company Common Stock as is actually issuable upon full conversion of the Notes (based upon the Conversion Price in effect from time to time) (the “Reserved Amount”). The Company represents that, upon such issuance, such Conversion Shares shall be duly and validly issued, fully paid, and nonassessable. In addition, if the Company shall issue any securities or make any change to its capital structure which would change the number of Conversion Shares into which this Note shall be convertible at the then current Conversion Price, the Company shall, at the same time make proper provision so that thereafter there shall be a sufficient number of Conversion Shares authorized and reserved, free from preemptive rights, for conversion of the outstanding Notes. The Company agrees that its issuance of this Note shall constitute full authority to the respective officers and agents of the Company who are charged with the duty of executing certificates, if any, to execute and issue the necessary Conversion Shares in accordance with the terms and conditions of this Note.

(vii)      Upon any partial conversion of this Note pursuant to Section 2(d)(i)(C), a new Note containing the same date, terms, and provisions shall, at the request of the Holder, be issued by the Company to the Holder for the Principal balance of this Note and the Interest which shall not have theretofore been converted or paid.

(viii)     No fraction of a share of Company Common Stock or scrip representing a fraction of a share of Company Common Stock will be issued upon conversion, but the number of such shares issuable shall be rounded to the nearest whole share.

(ix)     In the event that the shares of Company Common Stock issuable upon conversion hereof, shall not be received by Holder on or prior to the Delivery Due Date, within five days business thereafter and every five Business Days thereafter until such delivery, the Company shall pay to the Holder, as liquidated damages and not as a penalty, an amount in cash by means of certified or official bank check delivered to the address of the Holder or as otherwise directed thereby in accordance with this Note, equal to $100 per day until such Conversion Shares are received by the Holder.

(x)     In the event of any conversion of this Note pursuant to Section 2(d)(i)(C), the Company shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, pursuant to Section 2(d)(i)(C), to the extent that after giving effect to such issuance after conversion as set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as hereinafter defined). For purposes of the foregoing sentence, the number of shares of either Company Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Company Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Company Common Stock which would be issuable upon (i) exercise of the remaining, unconverted portion of this Note beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other common stock equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates. Except as set forth in the preceding sentence, for purposes of this Section 2(d)(x), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(d)(x) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Note is convertible shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Note is convertible, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(d)(x), in determining the number of outstanding shares of Company Common Stock, a Holder may rely on the number of outstanding shares of Company Common Stock, as reflected in (A) the Company’s most recent periodic or annual report filed with the SEC, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the transfer agent setting forth the number of shares of Company Common Stock outstanding. Upon the written or oral request of a Holder, the Company shall within two Business Days confirm orally and in writing to the Holder the number of shares of Company Common Stock then outstanding. In any case, the number of outstanding shares of Company Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Company Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Company Common Stock outstanding immediately after giving effect to the issuance of shares of Company Common Stock issuable upon conversion of this Note. The Holder, upon not less than 61 days’ prior notice to the Company, may increase the Beneficial Ownership Limitation provisions of this Section 2(d)(x). Any such increase will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(d)(x) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

(xi)     Nothing contained in this Note shall be construed as conferring upon the Holder or any other person or entity the right to vote or to consent or to receive notice as a shareholder in respect of meeting of shareholders for the election of directors of the Company or any other matters or any rights whatsoever as a shareholder of the Company; and no dividends shall be payable or accrued in respect of this Note.

3.            Representations, Warranties and Covenants of the Company. The Company represents, warrants and covenants to the Holder that:

(a)          (i)   The Company Common Stock has been registered under Section 12(g) of the Exchange Act and the Company is subject to the periodic reporting requirements of Section 13 of the Exchange Act. The Company has made available to the Holder true, complete, and correct copies of all forms, reports, schedules, statements, and other documents required to be filed by it under the Exchange Act, as such documents have been amended since the time of the filing thereof (collectively, including all forms, reports, schedules, statements, exhibits, and other documents filed by the Company therewith, the “SEC Documents”). The SEC Documents, including, without limitation, any financial statements and schedules included therein, at the time filed or, if subsequently amended, as so amended, (i) did not contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements therein not misleading and (ii) complied in all respects with the applicable requirements of the Exchange Act and the applicable rules and regulations thereunder. The SEC Documents constitute all of the documents required to be filed by the Company with the SEC, including under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act, through the date of this Note. The SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the staff of the SEC with respect to any of the SEC Documents.

(ii)     The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that:

(A)     all material information concerning the Company is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents;

(B)     transactions are executed in accordance with management’s general or specific authorizations;

(C)     transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and to maintain asset accountability;

(D)     access to assets is permitted only in accordance with management’s general or specific authorization; and

(E)      the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

The Company has made available to the Holder copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. The books, records and accounts of the Company accurately and fairly reflect, in reasonable detail, the transactions in, and dispositions of, the assets of, and the results of operations of, the Company all to the extent required by generally accepted accounting principles.

(iii)     The Chief Executive Officer and the Chief Financial Officer of the Company have signed, and the Company has furnished to the SEC, all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act of 2002; such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and neither the Company nor any of its officers has received notice from any governmental entity questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

(iv)     The Company has heretofore made available to the Holder complete and correct copies of all certifications filed with the SEC pursuant to Sections 302 and 906 of Sarbanes-Oxley Act of 2002 and hereby reaffirms, represents and warrants to the Holder the matters and statements made in such certificates.

(b)     At the date hereof:

(i)      the Company Common Stock is eligible to trade and be quoted on, and is quoted on, the OTCBB and has received no notice or other communication indicating that such eligibility is subject to challenge or review by the any applicable regulatory agency, electronic market administrator, or exchange;

(ii)      the Company has and shall have performed or satisfied all of its undertakings to, and its obligations and requirements with, the SEC; and

(iii)      the Company has not, and shall not have taken any action that would preclude, or otherwise jeopardize, the inclusion of the Company Common Stock for quotation on the OTCBB.

(c)     Except for the Subsidiaries identified in the SEC Documents, the Company has no Subsidiaries or Affiliates or owns any interest in any other enterprise (whether or not such enterprise is a corporation). The Company has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Nevada with full power and authority (corporate and other) to own, lease and operate its properties and conduct its business; the Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or be in good standing would not have a material adverse effect on its business, prospects, condition (financial or otherwise), and results of operations of the Company (“Material Adverse Effect”); no proceeding has been instituted in any such jurisdiction, revoking, limiting or curtailing, or seeking to revoke, limit or curtail, such power and authority or qualification; the Company is in possession of, and operating in compliance with, all authorizations, licenses, certificates, consents, orders and permits from state, federal, foreign and other regulatory authorities that are material to the conduct of its business, all of which are valid and in full force and effect; the Company is not in violation of its governing documents or in default in the performance or observance of any obligation, agreement, covenant or condition contained in any material bond, debenture, note or other evidence of indebtedness, or in any material lease, contract, indenture, mortgage, deed of trust, loan agreement, joint venture or other agreement or instrument to which it is a party or by which it or its properties or assets may be bound, which violation or default would have a material adverse effect on the business, prospects, financial condition or results of operations of the Company; and the Company is not in violation of any law, order, rule, regulation, writ, injunction, judgment or decree of any court, government or governmental agency or body, domestic or foreign, having jurisdiction over the Company or over its properties or assets, which violation would have a material adverse effect on the business, prospects, financial condition or results of operations of the Company.

(d)     The Company has all requisite power and authority to execute, deliver, and perform each of the Company Transaction Documents. All necessary proceedings of the Company have been duly taken to authorize the execution, delivery, and performance of each of the Company Transaction Documents thereby. Each of the Company Transaction Documents has been duly authorized, executed, and delivered by the Company, constitutes the legal, valid, and binding obligation of the Company, and is enforceable as to the Company in accordance with its respective terms. Except as otherwise set forth in this Agreement, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any federal, state, local, or other governmental authority or any court or other tribunal is required by the Company for the execution, delivery, or performance of any Company Transaction Document thereby. No consent, approval, authorization or order of, or qualification with, any court, government or governmental agency or body, domestic or foreign, having jurisdiction over the Company or over its properties or assets is required for the execution and delivery of any Company Transaction Document and the consummation by the Company of the transactions herein and therein contemplated, except such as may be required under the Securities Act or under state or other securities or blue sky laws all of which requirements have been, or in accordance therewith will be, satisfied in all material respects. No consent of any party to any material contract, agreement, instrument, lease, license, arrangement, or understanding to which the Company is a party, or to which its or any of its respective businesses, properties, or assets are subject, is required for the execution, delivery, or performance of any Company Transaction Document; and the execution, delivery, and performance of the Company Transaction Documents will not violate, result in a breach of, conflict with, or (with or without the giving of notice or the passage of time or both) entitle any party to terminate or call a default under, entitle any party to receive rights or privileges that such party was not entitled to receive immediately before the Company Transaction Documents were executed under, or create any obligation on the part of the Company to which it was not subject immediately before the Company Transaction Documents were executed under, any term of any such material contract, agreement, instrument, lease, license, arrangement, or understanding, or violate or result in a breach of any term of the certificate of incorporation or by-laws of the Company or (if the provisions of this Agreement are satisfied) violate, result in a breach of, or conflict with any law, rule, regulation, order, judgment, decree, injunction, or writ of any court, government or governmental agency or body, domestic or foreign, having jurisdiction over the Company or over its properties or assets.

(e)     As of the date hereof, the authorized capital stock of the Company is not subject to preemptive rights or any other similar rights. The authorized capital stock of the Company consists of 150,000,000 shares of Company Common Stock, par value $0.001 per share, of which 21,207,536 shares are issued and outstanding, and 5,000,000 shares of preferred stock, par value $0.001 per share, of which no shares are outstanding.   Each of such outstanding shares of Company Common Stock is duly and validly authorized, validly issued, fully paid, and nonassessable, has not been issued and is not owned or held in violation of any preemptive or similar right of stockholders. Except as set forth in the SEC Documents, (i) there is no commitment, plan, or arrangement to issue, and no outstanding option, warrant, or other right calling for the issuance of, any share of capital stock of, or any security or other instrument convertible into, exercisable for, or exchangeable for capital stock of, the Company, and (ii) there is outstanding no security or other instrument convertible into or exchangeable for capital stock of the Company. When delivered by the Company against conversion hereof in accordance with the terms of this Note, the Conversion Shares will be duly and validly issued and fully paid and nonassessable, and will be sold free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest of any kind; and no preemptive or similar right, co-sale right, registration right, right of first refusal or other similar right of stockholders exists with respect to any of the Conversion Shares or the issuance and sale thereof. No further approval or authorization of any stockholder, the Board of Directors of the Company or others is required for the issuance and sale or transfer of the Conversion Shares, except as may be required under the Securities Act, the rules and regulations promulgated thereunder or under state or other securities or blue sky laws.

(f)     Since the date of the most recently filed Annual Report on Form 10-K of the Company, except as set forth in SEC Documents subsequently filed by the Company, there has not been (i) any material adverse change in the business, prospects, financial condition or results of operations of the Company (together with the Subsidiaries thereof taken as a whole), (ii) any transaction committed to or consummated that is material to the Company and its Subsidiaries taken as a whole, (iii) any obligation, direct or contingent, that is material to the Company and its Subsidiaries taken as a whole incurred thereby, except such obligations as have been incurred in the ordinary course of business, (iv) any change in the outstanding capitalization or outstanding indebtedness of the Company thereof that is material thereto (in the case of the Company, together with its Subsidiaries taken as a whole), (v) any dividend or distribution of any kind declared, paid, or made on the capital stock of the Company, or (vi) any loss or damage (whether or not insured) to the property of the Company which has a material adverse effect on the business, prospects, condition (financial or otherwise), or results of operations thereof.

4.             Covenants of the Company.

The Company covenants and agrees with the Holder as follows:

(a)     Affirmative Covenants. The Company covenants and agrees with the Holder as follows:

(i)     Preserve and maintain its existence as a corporation and in good standing in the jurisdiction of its formation, and qualify and remain qualified as a limited liability company in each jurisdiction in which such qualification is required.

(ii)     Maintain, keep and preserve adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles (with a reconciliation to United States generally accepted accounting principles) consistently applied, reflecting all financial transactions of the Company.

(iii)     Subject to the terms and conditions stated herein, maintain keep and preserve all Collateral (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

(iv)     Maintain, keep and preserve with respect to the Collateral accurate records that are as complete and comprehensive as those customarily maintained by others engaged in the same business and make available to the Holders or their representatives, at the Company’s sole cost and expense, on the Holder’s reasonable advance request, all books, records, contracts, notes and all other information and data of every kind relating to its business and the collateral. The Holder shall have the right to examine all such books, records, contracts and other information and to make abstracts therefrom or copies thereof at any time and from time to time upon reasonable advance notice to the Company. At any time or times that the Holder may reasonably request in advance, the Company will, at its cost and expense, prepare a list or lists in such form as shall be satisfactory to the Holder, certified by duly authorized officers, describing the Collateral in such detail as the Holder shall require and specifying the location of such Collateral and the records pertaining thereto, and permit the Holder to inspect such Collateral or any part thereof at the Company’s cost and expense at such place as the Collateral may be held or located or at such other reasonable place chosen by the Holder.

(v)     Continue to conduct in an efficient and economical manner a business of the same general type as conducted by the Company on the date of this Note.

(vi)     Comply in all respects with all applicable laws, rules, regulations and orders, including, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property unless such taxes, assessments and governmental charges are being diligently contested, in good faith, by the Company.

(vii)     At the Company’s sole cost and expense, upon request by the Holder and in any event at least once every month, permit the Holder or any agent or representative thereof, to examine, audit and make copies of and abstracts from the records and books of account of, and inspect the Collateral and properties of the Company and to discuss the affairs, finances and accounts of the Company with any of its managers, officer, directors, members, and independent accountants.

(viii)     Promptly after the commencement thereof or notice of all actions, suits and proceedings before any courts or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting the Company, could have a Material Adverse Effect.

(ix)      As soon as possible and in any event within fifteen (15) days after the occurrence of each Event of Default a written notice setting forth the details of such Event of Default and the action which is proposed to be taken by the Company with respect thereto.

(x)     Promptly after the furnishing thereof, copies of any statements or report furnished to any other party pursuant to the terms of any indenture, loan, credit or similar agreement not otherwise required to be furnished to the agent pursuant to any other clause of this Section.

(xi)     Without the prior written consent of the Holders, the proceeds of this Note shall be used solely for the following: (i) capital expenditures; (ii) working capital and general corporate purposes; and (iii) fees and expenses related to the loan evidenced by this Note.

(xii)     If at any time:

(A)     the Company shall take a record of the holders of its respective common stock for the purpose of entitling them to receive a dividend or other distribution, or any right to subscribe for or purchase any evidences of its indebtedness, any shares of stock of any class or any other securities or property, or to receive any other right, or

(B)     there shall be any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company or any consolidation or merger of the Company with, or any sale, transfer or other disposition of all or substantially all the property, assets or business of the Company to, another corporation or,

(C)     there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then, in any one or more of such cases, the Company shall give to Holder (1) at least thirty (30) days’ prior written notice of the date on which a record date shall be selected for such dividend, distribution or right or for determining rights to vote in respect of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, liquidation or winding up, and (2) in the case of any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up, at least thirty (30) days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause also shall specify (x) the date on which any such record is to be taken for the purpose of such dividend, distribution or right, the date on which the holders of such common stock shall be entitled to any such dividend, distribution or right, and the amount and character thereof, and (y) the date on which any such reorganization, reclassification, merger, consolidation, sale, transfer, disposition, dissolution, liquidation or winding up is to take place and the time, if any such time is to be fixed, as of which the holders of such common stock shall be entitled to exchange their shares of common stock for securities or other property deliverable upon such disposition, dissolution, liquidation or winding up. Each such written notice shall be sufficiently given if addressed to Holder at the last address of Holder appearing on the books of the Company and delivered in accordance with this Note.

(b)     Negative Covenants. The Company covenants and agrees with the Holder that it shall not:

(i)     Create, incur, assume or suffer to exist any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:

(A)     Liens in favor of the Holder;

(B)     Liens for taxes or assessments or other government charges or levies not yet due and payable or, if due and payable, contested in good faith by appropriate proceeding and for which appropriate reserves are maintained;

(C)     Liens, deposits or pledges to secure the performances of bids, tenders, contracts (other than contracts for the payment of money), leases (permitted under the terms of this Note) or public or statutory obligations; surety, stay, appeal, indemnity, performance or other similar bonds; or other similar obligations arising in the ordinary course of business;

(D)     Purchase-money liens on any property hereafter acquired or the assumption of any lien on property existing at the time of such acquisition, or a lien incurred in connection with any conditional sale or other title retention agreement or a capital lease; provided that: (1) any property subject to any of the foregoing is acquired by the Company in the ordinary course of business and the lien on any such property is created contemporaneously with, or prior to, such acquisition; (2) the obligation secured by any Lien so created, assumed or existing shall not exceed fifty percent (50%) of the lesser of cost or fair market value as of the time of acquisition of the property covered thereby to the Company, except for liens existing before the date of this Agreement; (3) each such lien shall attach only to the property so acquired and fixed improvements thereon; (4) the debt secured by all such liens shall not exceed US$50,000 at any time outstanding in the aggregate except for debt existing prior to the date of this Note and Liens pursuant to this Note; and (5) the obligation secured by such lien is permitted by the provisions of the Section 4(b)(ii); and

(E)     the Existing Lien.

(ii)     Create, incur, assume or suffer to exist any debt, except:

(A)     debt of the Company under these Notes;

(B)     debt (“Junior Debt”) of the Company owed to lenders other than the Holder and subordinated to the Company’s obligations under this Note;

(C)     accounts payable to trade creditors for goods or services and operating liabilities (other than for borrowed money), in each case incurred in the ordinary course of business;

(D)     debt of the Company owed to lenders or banks other than the Holder and secured by purchase-money liens permitted by Section 4(b)(i)(D) or in connection with liens permitted by Section 4(b)(i)(E);

(E)     the Existing Debt.

(iii)     Merge or consolidate with, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to any Person or acquire all or substantially all of the assets or the business of any Person.

(iv)     Create, incur, assume or suffer to exist, other than in the ordinary course of business, any obligation as lessee for the rental or hire of any real or personal property, except: (A) capital leases permitted by Section 4(b)(i); and (B) leases existing on the date of this Note and any extensions or renewals thereof.

(v)     Sell, transfer or otherwise dispose of any real or personal property to any person and thereafter directly or indirectly lease back the same or similar property.

(vi)     Declare or pay dividends or profits without prior written consent of the Holder.

(vii)     Sell, lease, assign, transfer or otherwise dispose of any of its now owned or hereafter acquired assets (including, without limitation, receivables and leasehold interest), except: (a) for inventory disposed of in the ordinary course of business, (b) the sale or other disposition of assets no longer used or useful in the conduct of its business, and (c) the sale of membership interests in the Company to bona fide investors.

(viii)     Without the Holder’s prior consent, not to be unreasonably withheld, make any loan or advance to any Person or purchase or otherwise acquire any capital stock, assets, obligations or other securities of, make any capital contribution to or otherwise invest in or acquire any interest in any Person that is not an Affiliate of the Company, except stock, obligations or securities received in settlement of debts owing to the Company and created in the ordinary course of business.

(ix)     Without the Holder’s prior consent, not to be unreasonably withheld, assume, guarantee, endorse or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods or services to supply or advance any funds, assets, goods or services to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any person against loss) for obligations of any Person that is not an Affiliate of the Company, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

(x)     Without the Holder’s prior consent, not to be unreasonably withheld, enter into any transaction with any Affiliate of the Company, including, without limitation, the purchase, sale or exchange of property or the rendering of any services, except in the ordinary course of and pursuant to the reasonable requirements of the Company’s business and upon fair and reasonable terms no less favorable to the Company than would obtain in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company.

(xi)     Permit or suffer to permit any Material Adverse Effect.

(xii)     Permit to effect any change in the corporate structure or shareholding of the Company which would cause a cessation or diminution of the priority of the security interest of the Holder pursuant to this Note.

(xiii)     Change the name of the Company or the nature of the business thereof.

(xiv)     Directly or indirectly (i) purchase, redeem, retire or otherwise acquire for value any of its capital stock or other securities now or hereafter outstanding, return any capital to its stockholders, or distribute any of its assets to its stockholders or (ii) make any payment or declare any dividend on any of its capital stock or other securities, in either case, without the prior written consent of the Holders.

(xv)     Directly or indirectly pay any principal of, or interest on, any Junior Debt (other than the payment of trade payables in the ordinary course of business).

(xvi)     Without the Holder’s prior consent, not to be unreasonably withheld, incur any debt or issue an equity security convertible directly or indirectly, or exchangeable directly or indirectly, into shares of Company Common Stock.

5.             Representations, Warranties and Covenants of Holder. Holder hereby represents and warrants to the Company as follows:

(a)     Holder is duly organized, validly existing and in good standing under the laws of its state of organization, with all necessary power and authority to execute and deliver this Note, to perform its obligations thereunder, and to consummate the transactions contemplated hereby.

(b)     The execution, delivery and performance of this Note has been duly and validly authorized by the Board of Directors and stockholders of Holder, as required; and Holder has the full legal right, power and authority to consummate the transactions contemplated hereby. No further corporate authorization is necessary on the part of Holder to consummate the transactions contemplated hereby.

(c)     Holder (i) has had reasonable access to the Company’s books and records available at the Company’s offices or as provided or made available by the Company in response to specific requests of Holder and (ii) the Company permitted Holder to make such reasonable inspections thereof as requested.

(d)     Holder understands that the issuance of none of this Note or the securities issuable upon the conversion hereof will be registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any State in reliance upon exemptions from registration contained in the Securities Act and such laws, and the Company’s reliance upon such exemptions is based in part upon the representations, warranties and agreements of Holder contained herein.

(e)     Holder is acquiring this Note and the securities issuable upon the conversion hereof for its own account and not for distribution or resale to others, and agrees that it will not sell or otherwise transfer this Note in violation of the Securities Act.

6.             Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)     the Company shall fail to pay any Principal of, or Interest on, this Note, or any fees or any other amount payable hereunder within five (5) days of the due date of such payment;

(b)     the Company shall fail to observe or perform any covenant or agreement of this Note or in any document delivered pursuant hereto;

(c)     any representation, warranty, certification or statement made by the Company in this Note or in any document delivered pursuant hereto shall prove to have been incorrect in any material respect when made (or deemed made);

(d)     a judgment or order for the payment of money in excess of $100,000 shall be rendered against the Company and such judgment or order shall continue unsatisfied and unstayed for a period of ten (10) days;

(e)     the Company shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(f)     an involuntary case or other proceeding shall be commenced against the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed for a period of 60 days; or an order for relief shall be entered against the Company, under the federal bankruptcy laws as now or hereafter in effect;

(g)     the Security Interest shall, for any reason (other than such Holder’s failure to renew the filing of any Uniform Commercial Code financing statement, if required), cease to be a first priority, perfected security interest in and to any Collateral and such event is not remedied within five (5) days of such failure;

(h)     a judgment or order for the payment of money shall be rendered against any the Company and such judgment or order shall continue unsatisfied and unstayed for a period of ten (10) days;

(i)     there shall have occurred any Change in Control;

(j)     the Company shall (i) cease to be subject to the periodic reporting requirements under the Exchange Act, or (ii) fail to comply in all material respects therewith for in excess of 30 days; or

(k)     the Company shall (i) fail to maintain eligibility for quotation or listing of the Company Common Stock on the OTCBB or an equivalent replacement exchange for any period of 30 days or longer or (ii) be suspended from trading on any electronic quotation system upon which the Company Common Stock may be quoted for any period of time.

then, and in every such event, the Agent or any Holder may, by written notice to the Company, declare the Principal (together with accrued Interest thereon and all other amounts owing hereunder) to be, and the Principal (together with accrued Interest thereon and all other amounts owing hereunder) shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided, that in the case of any of the Events of Default specified in clause (e), (f), or (i) above, without any notice to the Company or any other act by any Holder, the Principal (together with accrued Interest thereon and all other amounts owing hereunder) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

7.             Payments; Extension of Maturity. All payments of Principal and Interest (and all other amounts owing hereunder) to be made by the Company in respect of this Note shall be made in Dollars by wire transfer to an account designated by the Holder by written notice to the Company. All amounts payable under the Notes shall be paid free and clear of, and without reduction by reason of, any deduction, setoff, or counterclaim. If the Principal and accrued and unpaid Interest become due and payable on any day other than a Business Day, the Maturity Date shall be extended to the next succeeding Business Day, and to such payable amounts shall be added the Interest which shall have accrued during such extension period at the rate per annum herein specified.

8.             Replacement of Note. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and (if mutilated) upon surrender and cancellation of this Note, the Company shall make and deliver to the Holder a new note of like tenor in lieu of this Note. Any replacement note made and delivered in accordance with this Section 8 shall be dated as of the date hereof.

9.             Security Interest and Pledge.

(a)            (i)   The Notes and the other Secured Obligations are secured by, and the Company hereby pledges and grants to Lender, a security interest in the Collateral. The security interest granted hereby is junior solely to the Existing Lien.

(ii)         (A)   Subject to the immediately preceding paragraph (a)(i), the Company hereby pledges and grants to Lender a security interest in and to the following (the “Pledged Collateral”):

(1)     all outstanding shares of capital stock of each Subsidiary, if any;

(2)     all additional shares of stock of owned of record or beneficially by the Company or any successor in interest thereto or any other securities, options, or rights received by the Company pursuant to any reclassification, reorganization, increase or reduction of capital, or stock dividend, attributable to the Pledged Collateral, or in substitution of, or in exchange for, any of the Pledged Collateral;

(3)     all certificates representing the shares referred to in clauses (1) and (2) above; and

(4)     all dividends, cash, instruments, and other property or proceeds, from time to time received, receivable or otherwise distributed in respect of, or in exchange for or conversion of, any or all of the shares referred to in this clause (A).

(B)     All certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to, and held by, the Agent, and shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment undated and in blank, with medallion signature guarantee, all in form and substance satisfactory to the Agent in its sole discretion. If the Company shall not satisfy its obligations under this Note, the Agent shall have the right, where permitted by law, in its sole discretion and without notice to the Company, to transfer to, or to register in its name or in the name of any of its nominees, any or all of the Pledged Collateral.

(b)           (i)   The Company hereby represents and warrants that (A) the Security Interest constitutes a valid security interest under the UCC securing the Secured Obligations and junior solely to the Existing Lien; and (B) when UCC financing statements shall promptly be filed in the appropriate UCC filing office for a debtor that is a registered organization in the state of incorporation of the Company, the Security Interest shall constitute a perfected security interest in the Collateral held by the Company, prior to all other Liens and rights of others therein, other than the Existing Lien. Holder is hereby authorized to make such filings, including without limitation filings of financing statements on Form UCC-1, to evidence the Security Interest.

(ii)     Commencing upon the date hereof, the Company shall not do any of the following:

(A)     change its name, identity or corporate structure in any manner unless the Company shall have given the Holder at least 20 days prior written notice thereof and delivered an opinion of counsel with respect to the continued perfected Security Interest; or

(B)     change the location of (1) its respective jurisdiction of organization, (2) its chief executive office or principal place of business, or (3) the locations where it keeps or holds any Collateral, or any records relating thereto unless it shall have given the Agent at least 20 days prior notice thereof and delivered an opinion of counsel with respect to the continued perfected Security Interest; or

(C)     sell, assign, pledge or otherwise dispose of or encumber the Collateral or any part thereof, other than in the ordinary course of business, without the prior written consent of the Agent.

(iii)     Commencing at the Issuance Date, the Company will, from time to time, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including, without limitation, any filings of financings or continuation statements under the UCC) that from time to time may be necessary or desirable, or that the Agent may reasonably request, in order to create, preserve, perfect, confirm or validate the Security Interest, or to enable the Agent or the Holders, acting by the consent of the holders of a majority (excluding Notes held by or for the benefit of the Company) in Principal of the Notes (a “Holder Majority”) , to exercise or enforce any of its rights, powers and remedies hereunder with respect to any of the Collateral. To the extent permitted by applicable law, the Company hereby authorizes, empowers, and directs the Agent and the Holders, acting by Holder Majority, commencing at the Closing, to execute and file financing statements or continuation statements without the Company’s signature appearing thereon. The Company agrees that a carbon, photographic, photostatic or other reproduction of the Notes or of a financing statement is sufficient as a financing statement.

(iv)     Until the Company shall not satisfy its obligations under the Notes, the Company shall be entitled, subject to the prior rights pursuant to the Existing Lien, to exercise any and all voting and other consensual rights pertaining to the portion of the Pledged Collateral for any purpose not inconsistent with the terms hereof or the Notes. Subject to the prior rights pursuant to the Existing Lien, if the Company shall not satisfy its obligations under the Notes, all rights of the Company to exercise its voting and other consensual rights to which it would otherwise be entitled to exercise pursuant to this paragraph (iv) hereof shall cease, and all such rights shall thereupon become vested in the Agent, who shall thereupon have the sole right to exercise such voting and other consensual rights. In order to permit the Agent to exercise the voting and other rights which he may be entitled to exercise pursuant to this paragraph (iv), the Company shall, if necessary, upon written notice of the Agent, from time to time, execute and deliver to the Agent appropriate proxies, dividend payment orders, and other instruments as the Agent may reasonably request.

(v)     The Company hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead and in the name of the Company or in its own name, from time to time in Agent’s discretion, to take any and all action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Note and, without limiting the generality of the foregoing, hereby gives Agent the power and right on behalf of the Company and in its own name to do any of the following, without notice to or the consent of the Company:

(A)     to demand, sue for, collect, or receive in the name of the Company or in its own name, any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse checks, notes, drafts, acceptances, money orders, or any other instruments for the payment of money under the Collateral;

(B)     to pay or discharge taxes, liens, security interests, or other encumbrances levied or placed on or threatened against the Collateral;

(C)   (1)   to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral; (2) to sign and endorse any proxies, stock powers, verifications, notices, and other documents relating to the Collateral; (3) to commence and prosecute any suit, actions or proceedings at law or in equity to enforce any other right in respect of any Collateral; (4) to defend any suit, action, or proceeding brought against the Company with respect to any Collateral; (5) to settle, compromise, or adjust any suit, action, or proceeding described above and, in connection therewith, to give such discharges or releases as the Agent may deem appropriate; (6) to exchange any of the Collateral for other property upon any merger, consolidation, reorganization, recapitalization, or other readjustment of the issuer thereof; (7) to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and to do, at the Agent’s option and the Company’s expense, at any time, or from time to time, all acts and things which the Agent deems necessary to protect, preserve, or realize upon the Collateral and Holders’ security interest therein; and (8) to complete, execute and file with the United States Securities and Exchange Commission one or more notices of proposed sale of securities pursuant to Rule 144.

This power of attorney is a power coupled with an interest and shall be irrevocable. The Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges, and options expressly or implicitly granted to the Agent in this Note, and shall not be liable for any failure to do so or any delay in doing so. The Agent shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or in its capacity as attorney-in-fact except acts or omissions resulting from its willful misconduct, bad faith or gross negligence. This power of attorney is conferred on the Agent solely to protect, preserve, and realize upon the Holders’ security interest in the Collateral.

10.	Remedies.

(a)     Upon the occurrence of an Event of Default, Principal then outstanding of, and the accrued and unpaid Interest on, the Note shall automatically become immediately due and payable without presentment, demand, protest, or other formalities of any kind, all of which are hereby expressly waived by the Company, and the Company may pursue and enforce all of the rights and remedies provided to a secured creditor with respect to the Collateral under the UCC.

(b)     The Agent may institute such actions or proceedings in law or equity as it shall deem expedient for the protection of its rights and may prosecute and enforce its claims against all assets of the Company, and in connection with any such action or proceeding shall be entitled to receive from the Company payment of the principal amount of this Note plus accrued interest to the date of payment plus reasonable expenses of collection, including without limitation, attorneys' fees and expenses.

(c)     Upon the occurrence of an Event of Default, the Agent may make such appearance and take such action as the Agent deems necessary, in its sole discretion, to protect Holders’ interest, including, but not limited to, (i) entry upon the Company’s property to make repairs to the Collateral and (ii) procurement of satisfactory insurance. Any amounts disbursed by Agent pursuant to this Section, with interest thereon, shall become additional indebtedness of the Company secured by this Note and shall bear interest from the date of disbursement at the annual rate stated in this Note. Nothing contained in this Section shall require any Holder or the Agent to incur any expense or take any action.

(d)     Upon the occurrence of an Event of Default, the Agent may require the Company to assemble the Collateral and make it available to the Agent at the place to be designated by the Agent which is reasonably convenient to both parties.

(e)     Upon the occurrence of an Event of Default, the Agent shall have the following rights and remedies:

(i)     The Agent may sell the Collateral as a whole or in part either by public auction, private sale, or other method of disposition and apply the proceeds against the Secured Obligations. Unless the Collateral threatens to decline speedily in value, Agent shall give the Company reasonable notice of the time and place of any public sale or of the time after which any private sale or other disposition of the Collateral is to be made, and notice given at least ten (10) days before the time of the sale or other disposition shall be conclusively presumed to be reasonable.

(ii)     The Agent may bid at any public sale on all or any portion of the Collateral.

(iii)     In addition to all other rights and remedies granted to the Agent in this Note and in any other instrument or agreement securing, evidencing, or relating to the Secured Obligations, (A) the Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code as adopted by the State of Georgia, and (B) the Agent may pursue any other rights or remedies available to Agent at law or in equity.

(iv)     The Agent may cause any or all of the Collateral held by it to be transferred into the name of the Agent or the Holders or the name or names of Holders’ respective nominee or nominees.

The Company hereby acknowledges and confirms that the Collateral Agent may be unable to effect a public sale of any or all of the Collateral by reason of certain prohibitions contained in the U.S. Securities Act of 1933, as amended, and applicable state securities laws and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers who will be obligated to agree to acquire any shares of the Collateral for their own respective accounts for investment and not with a view to distribution or resale thereof. The Company further acknowledges and confirms that any such private sale may result in prices or other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner, and the Agent shall be under no obligation to take any steps in order to permit the Collateral to be sold at a public sale.

 (f)     Until an Event of Default occurs and is continuing, the Agent shall have no right to sell, pledge, hypothecate, transfer, encumber or otherwise dispose of any of the Collateral.

11.             Costs and Expenses. The Company shall be responsible for all expenses incurred by any holder in connection with the Note, including the costs of collection.

12.             No Waivers by Delay or Partial Exercise. No delay by any holder in exercising any powers or rights hereunder shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right hereunder or otherwise.

13.             Further Assurances. Each party agrees to execute such other documents, instruments, agreements and consents, and take such other actions as may be reasonably requested by the other parties hereto to effectuate the purposes of this Note.

14.             Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent as follows:

If to the Company:	SANUWAVE Health, Inc. 11475 Great Oaks Way, Suite 150 Alpharetta, Georgia 30022 Attention: Barry J. Jenkins Telecopy: (678) 569-0840

If to the Holder:	Attention: Telecopy:

or to such other address or telecopy number as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith.

15.             Amendments and Waivers. No modification, amendment or waiver of any provision of, or consent required by, this Note, nor any consent to any departure herefrom, shall be effective unless it is in writing and signed by each of the Company and a Holder Majority. Such modification, amendment, waiver or consent shall be effective only in the specific instance and for the purpose for which given.

16.             Exclusivity and Waiver of Rights. No failure to exercise and no delay in exercising on the part of any party, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any other rights or remedies provided by law.

17.             Invalidity. Any term or provision of the Notes shall be ineffective to the extent it is declared invalid or unenforceable, without rendering invalid or enforceable the remaining terms and provisions of the Notes.

18.             Headings. Headings used in the Notes are inserted for convenience only and shall not affect the meaning of any term or provision of the Notes.

19.             Counterparts. This Note may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which collectively shall constitute one and the same agreement.

20.             Assignment. The Note and the rights and obligations hereunder shall not be assignable or transferable by the Company without the prior written consent of a Holder Majority. The Holder may assign this Note and the rights and obligations hereunder without the prior written consent of the Company. Any instrument purporting to make an assignment in violation of this Section 20 shall be void.

21.             Survival. Unless otherwise expressly provided herein, all representations warranties, agreements and covenants contained in this Note shall survive the execution hereof and shall remain in full force and effect until the payment in full of all Principal and accrued and unpaid Interest and all other amounts owing under the Notes.

22.             Miscellaneous. This Note shall inure to the benefit of the Company and the Holder, and all their respective successors and permitted assigns. Nothing in this Note is intended or shall be construed to give to any other person, firm or corporation any legal or equitable right, remedy or claim under or in respect of this Note or any provision herein contained.

23.             GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA (WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAWS PROVISIONS).

24.             CONSENT TO JURISDICTION. THE COMPANY AND THE HOLDER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF GEORGIA AND OF THE FEDERAL COURTS SITTING IN THE STATE OF GEORGIA. THE COMPANY AND THE HOLDER AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY MUST BE LITIGATED EXCLUSIVELY IN ANY SUCH STATE OR FEDERAL COURT THAT SITS IN FULTON COUNTY, GEORGIA, AND ACCORDINGLY, THE COMPANY AND THE HOLDER IRREVOCABLY WAIVE ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH LITIGATION IN ANY SUCH COURT.

25.             WAIVER OF JURY TRIAL. THE COMPANY AND THE HOLDER HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE. THE COMPANY AND THE HOLDER (A) CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE COMPNAY OR THE HOLDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGE THAT THE COMPANY AND THE HOLDER HAVE BEEN INDUCED TO ENTER INTO THIS NOTE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 25.

26.             Powers and Remedies Cumulative; Delay or Omission Not Waiver of Event of Default. No right or remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other right or remedy available to Holder under applicable law, and every such right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy. No delay or omission of the Holder to exercise any right or power accruing upon any Event of Default occurring and continuing as aforesaid shall impair any such right or power or shall be construed to be a waiver of any such Event of Default or an acquiescence therein; and every power and remedy given by this Note or by law may be exercised from time to time, and as often as shall be deemed expedient, by the Holder.

27.             Severability. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

In Witness Whereof, the undersigned has executed this Note as of the date first above written.

SANUWAVE HEALTH, INC.

By:
Name:
Title:

Annex A

NOTICE OF CONVERSION

OF

18.0% SENIOR SECURED CONVERTIBLE PROMISSORY NOTE

(To be Executed by the Registered Holder in Order to Convert the Note)

FROM:                                                                                                                          (“Holder”)

DATE:                                                                                                     (the “Conversion Date”)

RE:	Conversion of the 18.0% Senior Secured Convertible Promissory Note (the “Note”) of SANUWAVE HEALTH, INC. (the “Company”) into shares (the “Conversion Shares”) of Common Stock (defined below)

The captioned Holder hereby gives notice to the Company, pursuant to the Note of SANUWAVE HEALTH, INC. that the Holder elects to convert $________________ of the principal amount of, and accrued and unpaid interest on, the Note into fully paid and non-assessable shares of Common Stock as of the Conversion Date specified above pursuant to Section 2(d)(i)(C) of the Note.

Such conversion shall be based on the Conversion Price determined in accordance with the Note.

___________________________________

(Print name of Holder)

By: _______________________________

       (Signature of Authorized Person)

___________________________________

(Printed Name and Title)